                                                                      EXHIBIT 12

                            DUKE CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                            Year Ended December 31,
                              --------------------------------------------------
                                2000       1999       1998     1997(1)   1996(1)
                              --------   --------   --------  --------  --------
Earnings Before Income
 Taxes..................       $ 1,447    $   727    $  829    $ 637     $ 651
Fixed Charges...........           703        377       258      235       254
                               -------    -------    -------   -----     -----
    Total...............       $ 2,150    $ 1,104    $1,087    $ 872     $ 905
                               =======    =======    =======   =====     =====
Fixed Charges
 Interest on debt.......       $   687    $   364    $  251    $ 224     $ 238
 Interest component of
  rentals...............            16         13         7       11        16
                               -------    -------    -------   -----     -----
    Fixed Charges.......       $   703    $   377    $  258    $ 235     $ 254
                               =======    =======    =======   =====     =====
Ratio of Earnings to
 Fixed Charges..........           3.1        2.9      4.2       3.7       3.6

----------------------
(1) Financial information reflects accounting for the combination with PanEnergy Corp on June 30, 1997 similar to a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred as of January 1, 1996.